Exhibit 10.1

EQUITY TRANSFER AGREEMENT

THIS EQUITY TRANSFER AGREEMENT (the “Agreement”) is made by and between Ms. JIN, Lijuan, a natural person of Chinese nationality (the “Purchaser”), and Euro Tech (Far East) Limited, a company duly established and validly existing under the laws of Hong Kong, China (the “Seller”) as of this 5th day of March, 2018.

Party A: JIN, Lijuan
ID Card No.: 330721197606291825
Domicile: No.1566, South Ba Yi Street, Sanjiang Sub-district, Wucheng District, Jinhua, Zhejiang

Party B: Euro Tech (Far East) Limited
Contact Address: Room D, 18/F, Gee Chang Hong Centre, 65 Wong Chuk Hang Road, Hong Kong
Legal Representative: Mr. LEUNG, Tak Chung

RECITALS

(A)
Zhejiang Jiahuan Electronics Co., Ltd. (hereinafter referred to as the “Target Company”) is a limited liability company duly established and validly existing under the laws of China. The current registered/paid-up capital of the Target Company amounts to RMB80,000,000, among which Mr. XING, Hanke (Party A’s lawful husband) committed and paid RMB64,000,000 and thus held 80% equity interest in the Target Company, and Party B committed/paid RMB16,000,000 and held 20% equities of the Target Company;

(B)
Party A is a natural person of Chinese nationality and has full civil rights and capacity;

(C)
Party B is a company duly established and validly existing under the laws of Hong Kong, China; and

(D)
Subject to terms and conditions of this Agreement, Party B desires to sell, and Party A wishes to purchase, the 20% equities of the Target Company owned by Party B.

NOW, THEREFORE, according to provisions of the Contract Law of the People’s Republic of China, the Company Law of the People’s Republic of China and other relevant laws, and based on principles of equality and free will, the Parties hereby enter into the following agreement in respect of the equities of the Target after friendly negotiation:

Chapter 1
Definition

1.1
In this Agreement, unless otherwise specified herein or required by the context, the following words and terms shall have the meaning set out below:

(1)
“Agreement” means this Equity Transfer Agreement, including any amendment, supplement or deletion made in writing upon mutual agreement between the Parties in writing and relevant attachments;

(2)
“Business Day” means a day other than a Saturday, Sunday and statutory or public holidays in Mainland, China or Hong Kong;

(3)
“Closing Date” means the day when the Target Company completes registration change with competent registration authority in respect of the equity transfer contemplated hereunder and receives its renewed Business License from such competent registration authority;

(4)
Any reference to a “year”, “month” or “day” shall refer to a calendar year, calendar month or calendar day, unless otherwise specified herein;

(5)
“Governmental Authority” means any court, tribunal, administrative authority or commission or agencies or bodies of other governmental or regulatory authorities within China;

(6)
“China” means the People’s Republic of China (for purpose of this Agreement only, excluding Hong Kong SAR, Macau SAR and Taiwan);

(7)
“Transfer Price” means the price payable to Party B by Party A for purchase of the 20% equities of the Target Company from Party B on terms and conditions of this Agreement; and

(8)
“Equities” means the 20% equities of the Target Company, which is held by Party B and to be transferred to and acquired by Party A from Party B on terms and conditions of this Agreement.

1.2
Headings of this Agreement and each section and chapter hereof are for convenience of reference only and shall not affect the interpretation or construction of any terms of this Agreement.

Chapter 2
Equity Transfer and Transfer Price

2.1
Upon consultation and mutual agreement between Party A and Party B, Party B will sell to Party A, and Party A will purchase from Party B, the 20% equities of the Target Company held by Party B (including entitlement to dividends and other relevant rights and interests to/in the undistributed profits attributable to such equities as of the Closing Date) on terms and conditions of this Agreement (the “Equity Transfer”).

2.2
Upon consultation, Party A and Party B confirm that the Transfer Price for the Equity Transfer shall be Renminbi Thirty-One Million Three Hundred Twelve Thousand and Five Hundred Yuan (RMB 31,312,500), inclusive of tax. When Party A pays Party B the price for the Equity Transfer, any taxes which are levied in the Mainland, China in connection with the Equity Transfer and paid or withheld by Party A for Party B, shall be deducted from the Transfer Price (the exact amount of such taxes paid or withheld by Party A for Party B shall be subject to the amount specified in the relevant documents issued by competent tax authority of the Mainland, China).

2.3
Party A shall pay Party B the Transfer Price within the period specified by this Agreement. Party A shall, within fifteen (15) Business Days from the Closing Date, pay the Transfer Price in USD (to be converted as per the middle rate announced by the People’s Bank of China on the day immediately preceding to the payment date) into the bank account designated by Party B.

2.4
Details of the bank account designated by Party B are set out below:

2.4.1
Party B’s USD account:
Account holder: Euro Tech (Far East) Limited
Bank name: Standard Chartered Bank Hong Kong, Central Branch
Account number: 447-102-95882 (USD account)

Chapter 3
Security for Payment of Transfer Price

3.1
In order to secure Party A’s performance of her payment obligation to Party B in respect of the Transfer Price hereunder, Party A agrees to provide Party B with the following guarantees:

3.1.1
Deposit

Party A agrees that it will, within two (2) Business Days following the effectiveness of this Agreement, pay RMB 1,000,000 (Renminbi One Million Yuan) into the following bank account of Party B as deposit:

Account holder: Euro Tech Trading (Shanghai) Ltd.
Bank name: HSBC Bank (China) Company Limited, Shanghai Branch
Account number: 404016-088000997-001

If Party A fails to pay the Transfer Price in full within the period agreed in this Agreement, Party B shall have the right to receive the foresaid RMB 1,000,000 deposit immediately; or, if Party A pays Party B the Transfer Price in full within the specified period set out in this Agreement, Party B shall return the RMB 1,000,000 deposit (bearing no interest) to Party A’s bank account within seven (7) Business Days following its receipt of the full Transfer Price.

3.1.2
Equity Pledge

Party A agrees that Mr. XING, Hanke will pledge the 20% equities of the Target Company owned by him as security for Party A’s performance of her payment obligation hereunder, and that Mr. XING, Hanke will enter into a separate Equity Pledge Contract with Party B and apply for registration of equity pledge with Jinhua Municipal Bureau of Market Supervision and Administration. If Party A fails to perform her obligations as agreed herein, Party B shall have priority in receiving payment in accordance with laws by way of disposition, auction or sale of such pledged equities.

3.1.3
Guarantee

Party A agrees that Mr. XING, Hanke and the Target Company shall be jointly and severally liable for guaranteeing Party A’s performance of her payment obligation hereunder, and Mr. XING, Hanke and the Target Company will issue a separate letter of commitment to Party B to undertake such joint and several guarantee liability.

3.2
Party A undertakes that it is her unilateral, absolute and unconditional obligation to pay the Transfer Price after the Closing Date, and that Party A waives any and all her rights of set-off or defense against Party B in respect of payment of the Transfer Price.

Chapter 4
Preconditions

4.1
Party A and Party B agree that both the closing of the Equities and payment of the Transfer Price shall be subject to the full satisfaction of all of the following conditions:

4.1.1
this Agreement shall have been signed by the parties hereto and become effective, and it shall have been unanimously approved on a shareholders’ meeting of the Target Company;

4.1.2
Party A shall have paid the RMB 1,000,000 deposit to Party B as agreed in Chapter 3 of this Agreement;

4.1.3
the relevant Equity Pledge Contract shall have been duly executed and come into effect as agreed in Chapter 3 of this Agreement, and registration shall have been completed in respect of the equity pledge thereunder;

4.1.4
Mr. XING, Hanke and the Target Company shall have issued a letter of commitment to Party B as agreed in Chapter 3 hereof to undertake relevant joint and several guarantee liability; and

4.1.5
all necessary approvals, consents and permits necessary to consummate the Equity Transfer contemplated hereunder shall have been obtained, including but not limited to the Receipt for Filing of Registration Change by Foreign-Invested Enterprise, tax certificate and other documents obtained by the Target Company in accordance with Chinese laws.

Chapter 5
Formalities for Governmental Approval and Registration

5.1
Party A and Party B agree that the parties hereto shall make their best efforts to complete all formalities to obtain all approval and registration, which may be necessary to effect the transaction contemplated hereunder (the “Required Formalities”), as soon as possible after this Agreement has come into effect upon execution by the parties and all security measures set forth in Chapter 3 have been duly completed, including signing and delivering all necessary documents required for completion of relevant formalities, and facilitating the closing of the Equities and payment of the Transfer Price. Neither party may prevent or obstruct the closing of the Equities or payment of the Transfer Price by any act or omission.

5.2
Party A and Party B undertake that, in order to complete the Required Formalities with relevant governmental authorities in respect of the Equity Transfer, the parties hereto may enter into further legal documents as may be necessary for handling relevant formalities. Unless otherwise specified in such further legal documents, rights and obligations of Party A and Party B shall be subject to terms of this Agreement.

5.3
Party A shall, pursuant to laws and regulations of the Mainland, China, submit an application to and withhold all taxes to be levied by the relevant tax authority of the Mainland, China in respect of the Equity Transfer, and shall obtain corresponding tax payment certificate from such tax authority. Also, Party A shall, in accordance with laws and regulations of the Mainland, China, apply for handling the procedures for “tax filing for outbound payment under service trade and other items” and review of payment via foreign exchange, and pay the Transfer Price agreed hereunder in accordance with applicable laws and regulations.

5.4
The Target Company shall, as an applicant, complete certain Required Procedures in respect of the Equity Transfer, including but not limited to application for filing of registration change of foreign-invested enterprise, application for registration of change in shareholders, and change of foreign exchange registration. Party A undertakes to cause the Target Company to complete all Required Procedures necessary for the Equity Transfer as soon as possible, and to cause the closing of the Equities and payment of the Transfer Price to be completed as soon as possible. If the Target Company breaches this Agreement and fails to complete relevant procedures in time, resulting in any delay in the closing of the Equities or payment of Transfer Price, it shall be deemed as a breach of agreement on the part of Party A.

5.5
A notice shall be timely given to Party B as specified in this Agreement if Party B is required to execute or deliver any document or material necessary for the completion of any Required Procedure with relevant governmental authority by Party A or the Target Company. Upon receipt of such notice, Party B shall timely provide Party A or the Target Company with the required document necessary for completion of relevant Required Procedures. Where Party A obtains tax payment certificate from competent tax authority, and/or the Target Company receives its renewed business license, a notice shall be sent to Party B in accordance with the terms of this Agreement, and a photocopy of such tax certificate and/or new business license shall also be delivered to Party B.

Chapter 6
Representations, Warranties and Undertakings

6.1
Party A hereby unconditionally and irrevocably represents, warrants and undertakes to Party B that:

6.1.1
Party A is a natural person with Chinese citizenship, and she has full civil capacity and rights to execute this Agreement and to exercise her rights and perform her obligations hereunder;

6.1.2
her execution and performance of this Agreement will not violate or breach any laws or regulations which she must comply with;

6.1.3
prior to the execution of this Agreement, Party A has not, as a signing party, entered into any document or agreement, which may restrict or prohibit her from signing or performing this Agreement;

6.1.4
Party A has obtained all due authorizations, permits and approvals to be obtained in respect of the execution and performance of this Agreement and consummation of the Equity Transfer hereunder;

6.1.5
this Agreement constitutes valid and binding obligations of Party A, enforceable against her in accordance with its terms, and that all representations and warranties made by her in this Agreement are true, accurate and complete; and

6.1.6
the money which she uses to pay the deposit and the Transfer Price hereunder comes from lawful sources, and no claim will be made against Party B by any third party or governmental authority due to Party B’s receipt of such deposit and/or Transfer Price.

6.2
Party B hereby unconditionally and irrevocably represents, warrants and undertakes to Party A that:

6.2.1
Party B is an independent legal person duly established and validly existing under the laws of Hong Kong, and it has full civil capacity and rights to execute this Agreement and to exercise its rights and perform its obligations hereunder;

6.2.2
the execution and performance of this Agreement by Party B will not violate or breach any laws or regulations which it must comply with, or be in conflict with any document or constitutional provisions on which Party B’s incorporation is based, and/or by which Party B is validly bound;

6.2.3
prior to execution of this Agreement, Party B has not, as a signing party, entered into any document or agreement, which may restrict or prohibit it from signing or performing this Agreement;

6.2.4
it has obtained all due authorizations, permits and approvals to be obtained in respect of the execution and performance of this Agreement and consummation of the Equity Transfer hereunder;

6.2.5
this Agreement constitutes valid and binding obligations of Party B, enforceable against Party B in accordance with its terms, and that all representations and warranties made by Party B in this Agreement are true, accurate and complete; and

6.2.6
it has sufficient and full rights in/to the Equities, free of any pledge, lien or other third-party interests.

Chapter 7
Liability for Breach of Agreement

7.1
If Party A fails to pay the RMB1,000,000 deposit set out in Chapter 3 hereof to Party B within five (5) Business Days following the execution of this Agreement, Party B shall be entitled to terminate this Agreement by written notice to Party A.

7.2
If the Equity Pledge Contract to be executed under Chapter 3 of this Agreement has been terminated or declared invalid pursuant to its terms or applicable laws and regulations, or if Mr. XING, Hanke fails to apply for registration of equity pledge with competent market supervision and administration authority, or if such registration is rejected by relevant market supervision and administration authority, Party B shall have the right to terminate this Agreement by written notice to Party A.

7.3
If, after execution of this Agreement, the Equities has been transferred to and registered in the name of Party A, but Party A fails to pay all the Transfer Price in full within fifteen (15) Business Days of the Closing Date (the “Payment Period”), Party B shall have the right to make either of the following options in respect of this Agreement:

7.3.1
Party B may request to terminate this Agreement. After Party B sends a notice to Party A for termination of this Agreement, this Agreement shall be terminated upon Party A’s receipt of such termination notice. Meanwhile, Party A shall, within fifteen (15) Business Days following receipt of such termination notice, return the Equities to Party B free of charge and bear all taxes arising therefrom, and Party B shall have the right to keep the deposit paid by Party A. Party A shall notify the Target Company immediately after receipt of the termination notice from Party B and cause the Target Company to complete registration change in respect of its equities as soon as possible, and shall return the Equities. If Party A fails to return the Equities on time, Party A shall pay liquidated damages to Party B at 0.05% of the Transfer Price (amounting to RMB 31,312,500) for each day so delayed; or

7.3.2
Party B may request Party A to continue to perform this Agreement. From expiration of the Payment Period, Party A shall pay liquidated damages to Party B at 0.05%/day of the delayed sum for each day delayed until the day when Party B actually receives the Transfer Price in full.

7.4
If either party hereto fails to duly and fully perform any or all of its obligations and/or responsibilities hereunder in accordance with the terms hereof, it shall be deemed as a breach of Agreement by such party. The breaching party shall be liable for indemnifying the non-breaching party against all monetary losses suffered by the non-breaching party as well as all expenses incurred by it for claiming its rights, including but not limited to reasonable attorney fee (determined by reference to the guide price of the government), investigation fee and travel expense. The non-breach party’s right to claim indemnification against the breaching party shall not be affected by any termination of this Agreement.

Chapter 8
Confidentiality

8.1
Except for disclosures permitted under Section 8.2 hereof, Party A and Party B shall keep information in connection with the following which they may receive or obtain for execution and performance of this Agreement in strict secret:

8.1.1
terms of this Agreement;

8.1.2
negotiations in relation to this Agreement;

8.1.3
the Transfer Price agreed herein; and

8.1.4
business information of the other party.

8.2
The parties hereto may disclose the information referred in Section 8.1 hereof only if:

8.2.1
such disclosure is required by laws;

8.2.2
the disclosure is required by any competent governmental authority, regulatory authority or securities exchange;

8.2.3
the disclosure (if any) is made to such party’s professional advisor (including but not limited to lawyer), provided that such party and its professional advisor shall jointly and severally undertake the obligation of confidentiality;

8.2.4
the relevant information enters into public domain without such party’s fault; or

8.2.5
prior written consent of the parties hereto is obtained for such disclosure.

8.3
Even if the Equity Transfer contemplated hereunder is not effected for any reason, this Section shall be binding upon the parties hereto.

8.4
This Section shall survive after the termination or consummation of this Agreement without time limit.

Chapter 9
Dispute Resolution

9.1
The execution, validity, interpretation, performance, implementation and dispute resolution of this Agreement shall be governed by and construed in accordance with the laws of China.

9.2
Any dispute arising out of or in connection with this Agreement shall be settled by the parties hereto through friendly negotiation. If no agreement can be reached through such negotiation, either party may submit the dispute to Shanghai International Economic and Trade Arbitration Commission (Shanghai International Arbitration Center) for arbitration in Shanghai in accordance with its arbitration rules then in effect. The arbitration award shall be final and binding upon the parties. If either party does not fulfill such final award, the other party may submit an application to competent people’s court for enforcement of such arbitration award.

Chapter 10
Miscellaneous

10.1
This Agreement shall be established and become effective on the day it is signed by Party A and the legal/authorized representative of Party B and sealed with Party B’s common seal.

10.2
All notices in connection with this Agreement shall be in writing and delivered or sent by personal delivery or courier service, registered mail or email (electronic message) to the address set out below (or such other address as a party may specify by written notice to the other party), provided that a notice sent by letter shall be deemed to have been duly served only when it is received by the relevant addressee:

If to Party A:

Attn: JIN, Lijuan
Address: 333 North Xianhua Road, Development Zone, Jinhua, Zhejiang Province
Tel: 139 5799 3434
Email: pencail@163.com

If to Party B:

Attn: Jerry Wong
Address: Room D, 18/F, Gee Chang Hong Centre, 65 Wong Chuk Hang Road, Hong Kong
Tel: (852) 2814 0311
Email: jerrywong.hk@euro-tech.com

10.3
This Agreement shall be executed in eight (8) counterparts. Party A and Party B shall respectively hold two (2) counterparts of this Agreement, while the remaining four (4) counterparts shall be submitted to the Target Company and relevant governmental authorities.

10.4
Unless otherwise specified, no failure or delay by either party in exercising any right under this Agreement or any other contracts or agreement in connection with this Agreement shall be treated as a waiver thereof, nor shall any single or partial exercise thereof preclude the exercise of any other right.

10.5
Without the consent of both parties hereto, neither this Agreement nor any rights, obligations or responsibilities hereunder shall be transferred.

10.6
The invalidity of any term of this Agreement shall not affect the validity of the remaining terms of this Agreement.

10.7
No oral amendment or supplement may be made to this Agreement, and this Agreement may only be amended or supplemented by written instrument duly signed by the parties hereto. Any supplement to this Agreement shall be deemed as an integral part hereof and shall have the same legal effect as that of this Agreement.

10.8
The following documents are exhibits to this Agreement:

(1)
the Equity Pledge Contract executed between Mr. XING, Hanke and Party B;

(2)
the Letter of Commitment issued by Mr. XING, Hanke and the Target Company to Party B; and

(3)
a resolution of shareholders’ meeting approving the Equity Transfer and signed by Mr. XING, Hanke and Party B.

(THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

(Signature Page to the Equity Transfer Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARTY A:

SIGNED by	)
)
JIN, Lijuan	)

PARTY B:
SEALED with the COMMON SEAL of	)
Euro Tech (Far East) Limited	)
and SIGNED by	)
)
in the capacity of	)
legal/authorized representative of Party B	)